EXHIBIT (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 45 to Registration Statement No. 333-44010 on Form N-1A of our report dated February 19, 2019, relating to the financial statements and financial highlights of Eaton Vance VT Floating-Rate Income Fund, one of the funds constituting Eaton Vance Variable Trust (the “Trust”), appearing in the Annual Report on Form N-CSR of the Trust for the year ended December 31, 2018, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Other Service Providers” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

April 26, 2019